                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:


[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Respironics, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)




Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF RESPIRONICS]

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Respironics, Inc. at 1:00 p.m., local time, on Wednesday, November 20, 1996 at the Union Trust Building, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as directors of the Company is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to increase the number of authorized shares, provide that shareholder action can only be taken at a shareholders' meeting, amend the 1991 non-employee director's stock option plan, elect three directors and ratify the selection of independent auditors for fiscal year 1997.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you do attend, but will make sure that your shares are represented in the event that you cannot attend.

                                                Very truly yours,

                                                /s/ Dennis S. Meteny
                                                Dennis S. Meteny
                                                  President

October 18, 1996

                               RESPIRONICS, INC.

                             1001 Murry Ridge Drive
                        Murrysville, Pennsylvania 15668

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

     The Annual Meeting of Shareholders of Respironics, Inc. will be held at the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, on Wednesday, November 20, 1996 at 1:00 p.m., local time, in the Auditorium on the Tenth Floor, for the following purposes:

     (1)  To elect three directors;

     (2) To amend the certificate of incorporation to increase the number of authorized shares to 100,000,000;

     (3) To make amendments to the certificate of incorporation and by-laws regarding elimination of shareholder action by written consent;

     (4) To make amendments to the 1991 non-employee directors' stock option plan;

     (5) To ratify the selection of auditors to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 1997; and

     (6) To transact such other business as may properly come before the meeting.

     Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

     Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                                Dorita A. Pishko
                                                  Secretary

October 18, 1996

                               RESPIRONICS, INC.

                             1001 Murry Ridge Drive
                        Murrysville, Pennsylvania 15668

                               ------------------

                                PROXY STATEMENT

                               ------------------

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 20, 1996

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 1:00 p.m., local time, on Wednesday, November 20, 1996 at the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

     The enclosed proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

     It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 18, 1996. The Company's Annual Report to Shareholders for 1996 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph, telecopy and personal interview. The Company may also request brokerage firms and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 1996 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     If any shareholder wishes to present a proposal at the 1997 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by May 31, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1997 Annual Meeting. The 1997 Annual Meeting is presently scheduled for November 20, 1997.

VOTING SECURITIES AND RECORD DATE

     Holders of the Company's Common Stock of record as of the close of business on October 4, 1996 (the "record date") are entitled to receive notice of and to vote at the meeting. On the record date, the Company had outstanding 19,312,535 shares of Common Stock, the holders of which are entitled to one vote per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, the Chief Executive Officer and the four other most highly compensated executive officers of the Company and by all directors, nominees and executive officers of the Company as a group, as of the record date. Management of the Company does not know of any other person who beneficially owned as of the record date more than five percent of the outstanding shares of the Company's Common Stock. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date.

               NAME OF                                                                AMOUNT AND NATURE OF    PERCENT
           BENEFICIAL OWNER                                                           BENEFICIAL OWNERSHIP   OF CLASS
           ----------------                                                           --------------------   --------
Daniel P. Barry.....................................................................             1,275            0.01%
Daniel J. Bevevino (9)..............................................................            46,100            0.24%
Douglas A. Cotter, Ph. D. (1).......................................................            29,465            0.15%
Robert D. Crouch (2)................................................................           252,000            1.29%
Steven P. Fulton (10)...............................................................             1,250            0.01%
James H. Hardie (1), (3)............................................................            25,725            0.13%
Donald H. Jones.....................................................................                 0            0.00%
Joseph C. Lawyer (1), (4)...........................................................             3,825            0.02%
Candace Littell.....................................................................                 0            0.00%
George J. Magovern, M.D. (1), (5)...................................................           627,518            3.24%
Gerald E. McGinnis (6)..............................................................           895,584            4.55%
Dennis S. Meteny (7)................................................................           390,568            2.01%
Robert M. Oates (8).................................................................            38,883            0.20%
Bernard Shou-Chung Zau (1)..........................................................           328,230            1.70%
Ronald J. Zdrojkowski, Ph. D........................................................           618,473            3.20%
All of the above as a group (15 persons)............................................         3,258,896           16.13%

---------

(1) Includes shares which would be outstanding upon the exercise of currently exercisable stock options granted under the 1991 Non-Employee Directors' Stock Option Plan in the following amounts: Dr. Cotter, 24,125 shares; Mr. Barry, 1,275 shares; Mr. Hardie, 15,625 shares; Mr. Lawyer, 3,825 shares; Dr. Magovern, 29,125 shares; and Mr. Zau, 29,125 shares.

(2) Includes 212,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(3) Includes 10,000 shares held by a partnership in which Mr. Hardie is the general partner. Does not include 14,000 shares owned by Mr. Hardie's wife, as to which he disclaims beneficial ownership.

(4) Does not include 900 shares held by Mr. Lawyer's wife, who has sole voting and investment power of these shares and as to which he disclaims beneficial ownership.

(5) Includes 556,383 shares held jointly with Dr. Magovern's wife, as to which voting and investment power is shared, and 33,500 shares held by the Magovern Grandchildren's Trust, of which Dr. Magovern and his wife are the trustees, and 8,510 shares held by the Magovern Family Foundation Trust, of which Dr. Magovern and his wife are the trustees. Dr. Magovern's business address is 320 E. North Ave., Pittsburgh, PA 15212.

(6) Includes 44,240 shares held jointly with Mr. McGinnis' wife, as to which voting and investment power is shared. Also includes 385,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted to Mr. McGinnis as described below under "Employment Agreements and Other Transactions." Also includes 34,400 shares held in the Gerald E. McGinnis Charitable Foundation. Does not include 56,000 shares held by Mr. McGinnis' wife, as to all of which Mr. McGinnis disclaims beneficial ownership. Mr. McGinnis' business address is 1001 Murry Ridge Drive, Murrysville, PA 15668.

(7) Includes 144,000 shares held jointly with Mr. Meteny's wife, as to which voting and investment power is shared, and 4,000 shares held by Mr. Meteny's minor children, as to which he controls voting and investment power. Also includes 120,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(8) Includes 31,705 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(9) Included 36,100 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan and 1992 Stock Incentive Plan.

(10) Includes 1,250 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1992 Stock Incentive Plan.

The information presented is based upon the knowledge of management and, in the case of the named individuals, upon information furnished by them.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has four committees to assist in the management of the affairs of the Company: the Stock Option and Compensation Committee, the Audit Committee, the Nominating Committee and the Strategy Committee.

     Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the "Compensation Committee") currently consists of Dr. Cotter (Chairman) and Messrs. Jones and Lawyer . Mr. Jones replaced Mr. Hardie as a member of the Compensation Committee in August, 1996. The Compensation Committee administers the Company's 1984 Incentive Stock Option Plan and the 1992 Stock Incentive Plan and has the authority to grant options thereunder. The Compensation Committee also makes recommendations regarding the compensation payable, including compensation under the Company's bonus plan, to all executive officers of the Company and certain other management personnel.

     Audit Committee. The Audit Committee consists of Messrs. Hardie (Chairman), Barry and Zau. This committee assists the Board in fulfilling its functions relating to corporate accounting and reporting practices and financial and accounting controls.

     Nominating Committee. The Nominating Committee consists of Messrs. McGinnis (Chairman) and Meteny and Dr. Magovern. The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for directors. The Nominating Committee will consider nominees recommended by shareholders provided that shareholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominee's qualifications. Such information should be received no later than May 31, 1997 with respect to nominations for election at the 1997 Annual Meeting of Shareholders.

     Strategy Committee. The Strategy Committee now consists of all Directors. The Strategy Committee makes recommendations to the Board of Directors with respect to general corporate strategy, including the development of present and new products internally or by acquisition and, the development of strategies for continued growth and profitability of the Company's business.

     The Compensation Committee met three times during fiscal year 1996, the Audit and Nominating Committees both met twice during fiscal year 1996, and the Strategy Committee met four times during fiscal year 1996. These committees also met informally by telephone during the fiscal year as the need arose. The Board of Directors held four meetings and one teleconference during fiscal year 1996. Mr. Zau, because of a death in the family, was unable to attend the March 1996 meeting of the Board. Each of the other Directors attended all of the meetings of the Board and each committee on which the Director served.

     Each director who is not an employee of the Company receives an annual fee of $9,600 for his service as a director and committee member. In addition, each non-employee director receives fees of $500 and $300 for attendance at meetings of the full Board of Directors and of committees of the Board of Directors, respectively, and is reimbursed for his travel expenses for attendance at all such meetings. Directors of the Company who are not employees also hold and receive stock options under the Company's 1991 Non-Employee Directors' Stock Option Plan. Under this Plan, each non-employee director is granted an option on the third business day following each Annual Meeting of Shareholders to purchase 5,100 shares of the Company's Common Stock at the fair market value on such date. Each option has a term of 10 years, is exercisable in installments and becomes fully exercisable after three years from date of grant.

MATTERS TO BE ACTED UPON

1.  ELECTION OF DIRECTORS

     The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be nine at the present time.

     The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 1996 Annual Meeting of Shareholders, with each director to hold office until the 1999 Annual Meeting of Shareholders or until the director's prior death, disability, resignation or removal.

     The Board of Directors has nominated Daniel P. Barry and Donald H. Jones for reelection and Candace Littell for election as directors, and each of them has agreed to serve if elected. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

     The bylaws of the Company provide that the size of the Board of Directors may be determined either by the Board of Directors or by shareholders at an Annual Meeting of Shareholders. Vacancies in the Board of Directors may be filled by Board action. The term of office of any director so elected to the Board by the Board itself lasts until the next election of the class of directors to which such director was elected.

     Information concerning those nominees for director (class of 1996) and the other directors who will continue in office after the meeting (classes of 1997 and 1998) is set forth below, together with information concerning the Company's executive officers who are not directors.

       NAME                                 POSITION WITH THE COMPANY
       ----                                 -------------------------
Class of 1996
Daniel P. Barry               Director
Donald H. Jones               Director
Candace Littell               Director

Class of 1997
James H. Hardie               Director
Joseph C. Lawyer              Director
Dennis S. Meteny              President, Chief Executive Officer and Director

Class of 1998
Douglas A. Cotter, Ph.D.      Director
George J. Magovern, M.D.      Director
Gerald E. McGinnis            Chairman of the Board

     Mr. Barry is 49 years old and a private investor. He has been a director of the Company since August 1995. Mr. Barry had been the Vice Chairman of the former AMSCO International, Inc. ("AMSCO") (now merged with Steris Corporation) from July 1995 through May 1996. Prior to that, he served as President and Chief Executive Officer of AMSCO from October 1994 through July 1995 and had been the Chief Financial Officer, as well as serving in various other executive and consulting capacities with AMSCO, since 1981. Mr. Barry had been a director of AMSCO since 1991. He is also a director of Tollgrade Communications, Inc.

     Dr. Cotter is 53 years old. He has been a director of the Company since February 1989. He is currently Vice President of Decision Resources, an international consulting firm specializing in the health care industry (primarily pharmaceuticals). From 1985 to 1996, he was President of Healthcare Decisions, Inc., a Massachusetts health care and biotechnology consulting firm specializing in corporate development, strategic planning and acquisitions. For nineteen years prior to joining Healthcare Decisions he was employed by Corning Glass Works, where he held various management positions in research, product development and clinical information systems.

     Mr. Hardie is 66 years old. He has been a director of the Company since November 1991. He is a lawyer and a partner of Reed Smith Shaw & McClay, a law firm with principal offices in Pittsburgh, Washington and Philadelphia, which since 1988 has performed legal services for the Company. Mr. Hardie has been a partner of that firm since 1962. He is a Director of Access Corporation, a marketer and developer of document and image handling systems and related software. He is also a director of a number of other corporations, the securities of which are not publicly traded.

     Mr. Jones is 59 years old. He has been a director of the Company since May 1996. Currently, Mr. Jones serves as chairman of IndustryNet, an online electronic commerce company linking business-to-business buyers and sellers through electronic networks including the Internet. Mr. Jones founded IndustryNet in 1990. In 1982 Mr. Jones launched International Cybernetics Corporation ("ICC"), a developer of breakthrough factory automation control systems. In 1985 Mr. Jones merged ICC into the Industrial Automation Systems Division of Gould Electronics Inc. ("Gould") and he became Vice President of Business Development for Gould. In 1988 the division was sold to AEG, a West German based multinational company and Mr. Jones ceased to be an officer. Mr. Jones is a director of the Associated Group Inc., a telecommunications company and PNC Equity Management Group.

     Mr. Lawyer is 51 years old. Since 1988, he has been President, Chief Executive Officer and a Director of Chatwins Group, Inc. (CGI), headquartered in Pittsburgh, Pennsylvania, which designs, manufactures and markets a broad range of fabricated and machined parts and products, in a variety of industries primarily to original equipment manufacturers. From 1986 to 1988 he was President, Chief Executive Officer and a Director of CP Industries, a predecessor company of CGI. Prior thereto, he held various operations, marketing, sales, finance and strategic planning positions for U.S. Steel Corporation for 17 years.

     Ms. Littell is 39 years old. Since 1995, she has been the President of C L Littell & Associates, Inc., a consulting firm, headquartered in Virginia, specializing in health policy, payment and outcomes management for medical technology companies and related health care organizations. Between 1992 and 1994, Ms. Littell was Executive Director of the Health Care Technology Institute, a privately funded organization where she oversaw the development of research related to the impact on the economy of the medical technology industry. From 1989 to 1991, Ms. Littell served as Vice President of payment and policy for the Health Industry Manufacturing Association ("HIMA"), an organization representing more than 700 manufacturers of medical devices, diagnostic products and health care information systems.

     Dr. Magovern is 72 years old. He has been a director of the Company since 1983. Currently, he is Executive Vice President for Health Services Delivery and Professor of Surgery at Allegheny General Hospital, a 736-bed, acute care teaching hospital in Pittsburgh. Between 1968 and 1995 Dr. Magovern was director of the Department of Surgery. He has been affiliated with Cardio-Thoracic Surgical Associates, Inc., a professional corporation, since 1970. He has been a Clinical Associate Professor of Surgery at the University of Pittsburgh School of Medicine and is currently a Professor of Surgery at the Medical College of Pennsylvania. Dr. Magovern has participated in the development of the application of bio-engineering to cardiac and thoracic surgery at Allegheny General Hospital.

     Mr. McGinnis is 62 years old. He has been a director of the Company since 1977 and Chairman of the Board since November 1994. He served as Chief Executive Officer of the Company between 1977 and 1994, and President between 1984 and 1994. Prior to 1977, Mr. McGinnis was President of Lanz Medical Products Corporation, the predecessor to the Company. From 1971 to 1975, Mr. McGinnis also served on the staff of the Critical Care Department, Presbyterian University Hospital, Pittsburgh, where he participated in various medical engineering programs seeking the application of technology to medical care. Prior thereto, Mr. McGinnis was head of the Surgical Research Department at Allegheny General Hospital, Pittsburgh, for two years and for eleven years he was employed at the research and development laboratory of Westinghouse Electric Corporation. At Westinghouse he served six years as the Manager of the Bio-Engineering Department and headed the medical product development activities.

     Mr. Meteny is 43 years old. He has been a director of the Company since January 1986 and President and Chief Executive Officer since November 1994. From August 1992 through November 1994, Mr. Meteny served as Executive Vice President and Chief Operating and Financial Officer of the Company. He was Vice President--General Manager and Chief Financial Officer of the Company from January 1988 through August 1992 and was Vice President--Finance and Accounting from 1984 through January 1988. For eight years prior to joining the Company he was employed as an accountant in various auditing capacities by Ernst & Young.

2.  INCREASE IN THE NUMBER OF AUTHORIZED SHARES

     Shareholders are being asked to adopt an amendment to the Company's Restated Certificate of Incorporation (the "Certificate") to increase the number of authorized shares of the Company's Common Stock from 40,000,000 shares to a total of 100,000,000 shares. The text of the Amendment is set forth on Exhibit A to this

Proxy Statement. The Company believes that such increase is desirable in light of the Company's public offering in March 1996. After giving effect to the issuance of shares as a result of such offering the Company now has outstanding (as of October 4, 1996) 19,312,535 shares of Common Stock, with an additional 1,509,302 shares of Common Stock reserved for issuance upon exercise of outstanding options and an additional 807,683 reserved for stock options not yet granted under the Company's existing stock option plans, leaving a total of only 18,370,480 shares available for issuance from time to time in the future.

     Since the Company's shareholders do not have preemptive rights, authorized but unissued shares may be issued at any time and from time to time upon approval of the Company's Board of Directors, without further approval of the Company's shareholders; provided, that, under the rules of NASDAQ, no more than 20% of the outstanding shares can be issued in an acquisition transaction without shareholder approval.

     The Company believes that it is desirable to have the ability to issue substantial numbers of additional shares of Common Stock from time to time in connection with acquisitions, the payment of a stock split (by way of stock distribution or dividend) or other corporate transactions required or desired to be completed promptly, without the delay and expense inherent in calling a special meeting of the shareholders to increase the number of authorized shares. The Company is not presently involved in or negotiating any transaction which would require the issuance of additional shares. Accordingly, the Board of Directors has proposed and recommends that the shareholders adopt this increase to provide the Company with additional flexibility in situations where the issuance of additional shares of Common Stock may be necessary or desirable.

     The proxies solicited on behalf of the Board of Directors will be voted for the amendment to the Company's Certificate to increase the authorized number of shares unless otherwise specified. The favorable vote of the holders of a majority of the outstanding shares of Common Stock is required for adoption of the amendment to the Certificate.

3.  WRITTEN CONSENT PROPOSAL

DESCRIPTION OF THE CONSENT PROPOSAL

     The Board of Directors has proposed and recommends to shareholders that they adopt (i) an additional amendment to the Company's Certificate to add a new provision to require that shareholder action may be taken only at an annual or special meeting and to prohibit shareholder action by written consent and (ii) an amendment to the Company's By-laws to delete Section 1.07 of the By-laws which permits shareholder action by written consent (both amendments being the "Written Consent Proposal"). The text of new Article TWELFTH of the Certificate is set forth on Exhibit A to this Proxy Statement. Unless otherwise provided in the Certificate, Delaware law permits any action required or permitted to be taken by shareholders to be taken without a meeting, without prior notice and without shareholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the number of votes necessary to authorize such action at a meeting of shareholders. Currently, the Certificate does not contain any provisions regarding shareholder consent actions and the By-laws provide that action may be taken by written consent. Consequently, unless the Written Consent Proposal is approved, persons holding a majority interest in the Company could take significant corporate action without giving other shareholders notice or the opportunity to vote.

POTENTIAL EFFECTS OF THE WRITTEN CONSENT PROPOSAL

     The Written Consent Proposal, by prohibiting shareholder action by written consent, would require that notice of and the opportunity to participate in any proposed shareholder action be given to all shareholders of the Company who are entitled to vote on that particular matter. Such notice would enable the shareholders to take action, including judicial action, in order to protect their interests.

     In addition, the elimination of shareholder action by written consent may prevent untimely action in a context where shareholders might not have the full benefit of the knowledge, advice or participation of the Company's management and the Board of Directors. In the event of a proposed acquisition of the Company, for example, the interests of shareholders may best be served by a transaction that results from negotiations based on careful consideration of the proposed terms. Although there can be no certainty as to the result of any particular negotiations, adoption of the Written Consent Proposal may tend to promote negotiations concerning any proposed acquisition of the Company by giving the Board greater bargaining power. Any provision in the Company's Certificate that in effect requires a potential acquirer to negotiate with the Company's management and Board of Directors, however, could be characterized as increasing management's and the Board's ability to retain their positions with the Company and to resist a transaction that may be deemed advantageous by certain shareholders.

     The elimination of action by written consent also may deter acquisitions of the Company's stock and may delay, deter or impede shareholder action not approved by the Board of Directors. Such actions may include shareholder attempts to obtain control of the Board, unsolicited tender offers or other efforts to acquire control of the Company. The Written Consent Proposal may impede or delay, at least until the next regularly scheduled annual meeting, the initiation or consummation of significant business transactions, such as reorganizations, mergers or recapitalizations, that are opposed by the Board of Directors even though sought by a majority of the shareholders.

     The Company's Board of Directors is of the view that the adverse effect, if any, of the matters mentioned in the preceding paragraph is significantly outweighed by the greater publicity, discussion and negotiation which is likely to result from the adoption of the Written Consent Proposal.

     The proxies solicited on behalf of the Board of Directors will be voted for the Written Consent Proposal unless otherwise specified. The favorable vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Written Consent Proposal.

4.  AMENDMENTS TO 1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The proposed amendments to the 1991 Non-Employee Directors' Stock Option Plan (the "Plan") were approved by the Board of Directors on August 8, 1996. The Board of Directors recommends that the shareholders vote for the adoption of the amendments to the Plan.

     The principal features of the amendments to the Plan are summarized below, but the summary is qualified in its entirety by the full text of the First Amendment to the Plan, which is set forth as Exhibit B to this Proxy Statement.

THE PLAN

     The Plan was approved by the shareholders at the 1991 Annual Meeting of the Company's shareholders. Its purposes are to promote the long term success of the Company by creating a long-term mutuality of interest between the non-employee directors and shareholders of the Company, to provide an additional inducement for such directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company.

     Only directors who are not employed by the Company or any subsidiary of the Company ("non-employee directors") are eligible to participate in the Plan. There currently are seven directors eligible to participate in the Plan and, following the Annual Meeting, if all director nominees are elected, there also will be seven directors eligible to participate in the Plan.

     The Plan provides that on the third business day following each Annual Meeting, each non-employee director will be granted a "nonstatutory stock option" (i.e., a stock option which does not qualify under Section 422 of the Internal Revenue Code of 1986) to purchase shares of Common Stock. As the result of stock splits, currently that number of shares per year is 5,100. The option price for each stock option is the fair market value of the Common Stock on the date the stock option is granted.

     On the first anniversary of the grant of a stock option, it becomes exercisable for 25% of the shares covered thereby and it is thereafter exercisable for an additional 25% of the shares on the second anniversary and for the remaining 50% of the shares on the third anniversary. In general, each stock option expires ten years from the date of grant. If a grantee's service as a director terminates for any reason other than death, disability, resignation or removal for cause, any unexpired option which is then exercisable will remain exercisable for a period of four years following the date of termination or until expiration of the option, whichever is shorter.

     Stock options may be exercised by paying the option price to the Company in cash and/or by delivering to the Company shares of Common Stock having a fair market value on the date of exercise equal to the option price for the shares being purchased, except that no shares of Common Stock which have been held less than one year may be delivered in payment of the option price.

PROPOSED AMENDMENTS

     Increase in Number of Shares to be Issued under the Plan. The aggregate number of shares of Common Stock which could have been issued and as to which grants of stock options could have been made under the Plan was 200,000 shares of Common Stock, as adjusted for stock splits. As of July 31, 1996 the aggregate remaining number of shares of Common Stock as to which grants of stock options may be made uner the Plan was 27,400. The Board of Directors believes it is desirable to continue to induce non-employee directors to remain with the Company and has proposed and recommends that Section 2 of the Plan be amended to increase the number of shares of Common Stock which may be issued and as to which grants of stock options may be made under the Plan by an additional 100,000 shares.

     Change in Exercise Date. Stock options are granted to grantees on the third business day following the day of each Annual Meeting of Shareholders of the Company, and these stock options become exercisable in installments on subsequent anniversary dates of the grants. However, in the case of a non-employee director who does not stand for re-election at an Annual Meeting, and thus ceases to be a director on the date of such meeting, if the exercise date provision is interpreted strictly, the Plan would seem to provide that the director loses the ability to exercise the stock options at the date of the Annual Meeting, even though such director has served the full year of his or her term for which such stock options were granted. This is inconsistent with one of the purposes for which stock options are granted, that is, to reward the non-employee directors for their service as directors. The proposed amendment to
Section 4 of the Plan would eliminate this inconsistency by providing that for the purposes of determining when an outstanding stock option held by a grantee who ceases to be a director of the Company shall be exercisable, the anniversary date of the grant of such option shall be deemed to be the date immediately preceding the date on which the Annual Meeting of Shareholders of the Company is held. This amendment avoids the above-described possible inequitable result in the current Plan.

     Adjustment and Substitution of Shares. Currently, the Plan provides that if a dividend or other distribution is declared upon the Common Stock payable in shares of Common Stock or if the outsanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares of stock, then the number of shares of the Common Stock then subject to any outstanding stock options and the number of shares of the Common Stock which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted to reflect such dividend or distribution or such transaction. In some cases, however, it may be desirable to limit the effect of such an adjustment on future options which may be granted for the shares of Common Stock under the Plan. The proposed amendment to Section 5 of the Plan permits the Board of Directors to provide that no adjustment or a specified limited adjustment may be given effect as a result of such dividend or other distribution or such transaction upon the number of shares upon which options may be granted after such dividend or distribution, if the Board of Directors makes such determination at the time of such dividend, distribution or transaction.

     Addition of New Section 9. The proposed amendments to the Plan include the addition of a new Section 9 to the Plan which accelerates the exercisability of options in the event of certain potential change of control transactions. New
Section 9 of the Plan provides for certain additional rights upon the occurrence of one or more events described in Section 9 ("Section 9 Events"). Section 9 Events are deemed to occur when:

     (a) The Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company) has acquired beneficial ownership, directly or indirectly, of securities of the Company entitling such person to 20% or more of the voting power of the Company; or

     (b) A tender offer is made to acquire securities of the Company entitling the holders thereof to 20% or more of the voting power of the Company; or

     (c) A person other than the Company solicits proxies relating to the election or removal of 50% or more of the members of any class of the Board or Directors; or

     (d) The shareholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the voting power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Company immediately prior to the transaction.

     If a Section 9 Event occurs, all outstanding stock options under the Plan become immediately and fully exercisable whether or not exercisable by their terms.

     Possible Anti-Takeover Effect. The provisions of Section 9 of the Plan providing for the acceleration of the exercise date of stock options upon the occurrence of a Section 9 Event may be considered as having an anti-takeover effect. However, in view of the fact that the other stock option and stock incentive plans of the Company contain similar provisions, the Board of Directors does not believe that the addition of Section 9 to the Plan will significantly increase the Company's current anti-takeover position.

     The proxies solicited on behalf of the Board of Directors will be voted for the amendments to the Plan unless otherwise specified. The favorable vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting of Shareholders is required for adoption of the amendments to the Plan.

5.  SELECTION OF AUDITORS

     The Board of Directors, following the recommendation of the Audit Committee, has selected the independent public accounting firm of Ernst & Young as the auditors to examine the consolidated financial statements of the Company for fiscal year 1997. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

     Ernst & Young has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

6.  OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

     Under Delaware law, the three nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. Under Delaware law, the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for the ratification of the selection of Ernst & Young. The vote required for the approval of the other matters presented for Shareholder approval is set forth above. The aggregate number of shares for which a vote "For", "Against" or "Abstain" is made is counted for the purpose of determining the minimum number of affirmative votes required for ratification of the selection, and the total number of votes cast "For" ratification of the selection is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid to the Chief Executive Officer of the Company and the four highest paid executive officers other than the Chief Executive Officer (the "named officers") for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                              ------------------------------------
                                                ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                        ----------------------------------    ------------------------     -------
                                                                                            SECURITIES
                                                                  OTHER       RESTRICTED    UNDERLYING
                                                                 ANNUAL         STOCK        OPTIONS/       LTIP      ALL OTHER
          NAME AND                      SALARY      BONUS     COMPENSATION      AWARDS         SAR'S       PAYOUTS  COMPENSATION
     PRINCIPAL POSITION         YEAR    ($) (A)      ($)         ($) (B)          ($)           (#)          ($)       ($) (C)
---------------------------     ----    -------     -----     ------------    ----------     ---------     -------  ------------
Gerald E. McGinnis
Chairman of the Board           1996    190,258         --        19,277           --            --           --        138,413
                                1995    231,704     34,171            --           --            --           --        130,474
                                1994    254,695         --            --           --            --           --        118,575
Dennis S. Meteny
President and Chief
  Executive Officer             1996    204,888    130,898            --           --            --           --         28,294
                                1995    187,696     74,094            --           --            --           --         26,018
                                1994    159,083         --            --           --        32,000           --         22,895
Robert D. Crouch
Vice President--Sales
  and Marketing                 1996    144,830     82,402            --           --            --           --         20,232
                                1995    137,205     53,260            --           --            --           --         17,831
                                1994    128,569         --            --           --        48,000           --         18,055
Ronald J. Zdrojkowski
Vice President--Research
  and Development               1996    246,403(D)      --            --           --            --           --          9,088
                                1995    228,695(D)      --            --           --            --           --          9,166
                                1994    205,444(D)      --            --           --            --           --          8,672
Robert M. Oates
Vice President--Engineering     1996    106,252      31,801           --           --            --           --         14,983
                                1995    109,020      27,503           --           --            --           --         14,007
                                1994    104,075          --           --           --        20,000           --         14,851

------------
(A) This column represents base salary and includes tax deferred Section 401(k) contributions under the Company's Retirement Savings Plan.

(B) The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any named officer equals or exceeds $50,000 or 10% of the total of annual salary and bonus. The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the named officers for any of the years covered in the table other than for Mr. McGinnis in 1996. The only prequisite received by Mr. McGinnis in excess of 25% of the total perquisites received by him was an auto allowance of $17,100.

(C) The amounts in this column for 1996 represent the following: matching contributions under the Company's Retirement Savings Plan (Mr. McGinnis, $8,420; Mr. Meteny, $8,734; Mr. Crouch, $6,413; Dr. Zdrojkowski, $2,328 and
    Mr. Oates, $4,383); annuity plan premiums paid on the officer's behalf (Mr. McGinnis, $39,150; Mr. Meteny, $19,560; Mr. Crouch, $13,819; Dr. Zdrojowski, $6,760; and Mr. Oates, $10,600); and life insurance premiums paid by the Company for policies under which the named officer (or his estate) will receive the accumulated cash surrender value of the policy upon the earlier of his death or his reaching age 65 and the Company will receive the remainder of the death benefit (Mr. McGinnis, $90,843).

(D) The amounts shown for Dr. Zdrojkowski include royalties paid to him based on sales of a product developed by him pursuant to his employment agreement. See "Employment Agreements and Other Transactions."

STOCK OPTIONS

     No stock options were granted to any named officers during fiscal year 1996. The Company has not granted any stock appreciation rights ("SAR's") to any of the named officers or any other officers or employees of the Company.

     The following table sets forth information concerning the stock option exercises by the named officers during the fiscal year 1996 and the unexercised stock options held at June 30, 1996 by the named officers.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR FY-END OPTION VALUES

                                                                               VALUE OF
                                                           NUMBER OF          UNEXERCISED
                                                          UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS AT         OPTIONS AT
                          SHARES ACQUIRED     VALUE        FY-END (#)         FY-END ($)
                            ON EXERCISE      REALIZED     EXERCISABLE/     EXERCISABLE (2)/
          NAME                  (#)          ($) (1)     UNEXERCISABLE       UNEXERCISABLE
---------------------     ---------------     --------   -------------     ----------------
Gerald E. McGinnis             15,000          249,375     385,000/--        6,400,625/--

Dennis S. Meteny                 --                 --   112,000/16,000    1,492,000/148,000

Robert D. Crouch                 --                 --   200,000/24,000    2,936,000/222,000

Ronald J. Zdrojkowski            --                 --       --/--               --/--

Robert M. Oates                8,295           113,576   20,455/16,250      176,984/147,488

---------
(1) Represents the amount by which the fair market value of the shares acquired on exercise at the exercise date exceeded the exercise price of such shares.

(2) Represents the amount by which the fair market value ($18.50) of the shares covered by the stock options on June 30, 1996 exceeded the exercise price of such stock options.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

     The Company paid royalties to Dr. Zdrojkowski for fiscal years 1996, 1995 and 1994 on the sale of a product developed by him pursuant to his employment agreement. These royalties are included in Dr. Zdrojkowski's compensation shown in the Summary Compensation Table. His Employment Agreement is for a term of one year, renewable annually.

     Effective in May 1988, Mr. McGinnis transferred to the Company his rights to all inventions, improvements, processes or discoveries made or conceived by him during his employment with the Company, and his right to royalty payments under a former employment and license agreement terminated. In exchange for his patents on certain of the Company's products, the Company in May 1988 paid Mr. McGinnis $600,000 in cash and in exchange for all other intellectual properties transferred granted him the right to purchase 400,000 shares of common stock of the Company at a price of $1.88 per share. The exercise price of the option granted to Mr. McGinnis was determined through arms' length negotiations between Mr. McGinnis and the Company's directors other than Mr. McGinnis. The option is presently exercisable for the remaining 385,000 options outstanding. The option is exercisable for a maximum period of 10 years after grant. The information on Mr. McGinnis' options has been adjusted to reflect stock splits.

     The Company believes that securing full rights to the Company's products from Mr. McGinnis and terminating future royalty payments to him was in the best interests of the Company. The consideration paid was determined by negotiations between the Board of Directors of the Company and Mr. McGinnis, taking into account all relevant factors including a review of past royalty payments and estimate of future royalty payments. The terms of this agreement were approved by the Board of Directors, including all of the disinterested directors of the Company.

     Effective April 1, 1995 the Company entered into an Employment Agreement with Mr. McGinnis providing for his employment as Chairman of the Company's Board of Directors for a three year term ending March 31,

1998. Each year until March 31, 1997, the term of the Agreement is automatically extended for one additional year unless previously either Mr. McGinnis or the Company gives notice in the then current first year of the term that the term will not be further extended. Under the terms of the Agreement, Mr. McGinnis agreed to spend not less than two-thirds of his working time in the performance of his duties as Chairman, including assisting the Company's President in fulfilling the Company's civic and charitable responsibilities, serving as Chairman of the Company's Strategy Committee, providing guidance and direction in new product development as well as acquisition of new products and businesses and ensuring good liaison between the Board and the Company's management. The Agreement provides for a base salary at the rate of $190,000 per year plus participation in the Company's benefit plans (other than stock option and stock purchase plans) on a basis comparable with other executives in the Company.

     Effective December 1, 1994 the Company entered into an Employment Agreement with Mr. Meteny providing for his employment as President and Chief Executive Officer of the Company for a three year term ending November 30, 1997. Effective the same date the Company and Mr. Crouch entered into an Employment Agreement providing for his employment as Vice President of Sales and Marketing also for a three year term ending November 30, 1997. Each agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreements provide for base salaries for Messrs. Meteny and Crouch of $195,600 per year and $138,200 per year, respectively, plus participation in the Company's benefit and incentive plans on a basis comparable with other executives in the Company.

     In April 1995, the Company guaranteed a loan made by a commercial bank to Mr. Crouch in the amount of $400,000. In consideration for this guarantee, Mr. Crouch granted to the Company a security interest in 80,000 shares of the Company's common stock owned by him. Mr. Crouch repaid the commercial bank loan in full in June 1996, at which time the Company's guarantee and its security interest terminated.

     Respironics (HK) Limited is lessee under a Tenancy Agreement expiring on April 30, 1997, with Micro Electronics, Ltd. as lessor, for premises located in Hong Kong, providing for a monthly rent of approximately $12,000 (U.S.). Bernard Shou-Chung Zau, a director of the Company, is also a director of Micro Electronics, Ltd., and Micro Electronics, Ltd. is a shareholder of the Company. Together with other family members, Mr. Zau controls Micro Electronics, Ltd. The Company believes that the terms of the above agreements with Micro Electronics, Ltd. are no less favorable than those which the Company would have agreed to if determined through arms'-length negotiations with unaffiliated third parties.

EXECUTIVE OFFICERS

     The executive officers of the Company, other than those who also serve as directors and are described above, are Ronald J. Zdrojkowski, Ph.D., 53, Vice President--Research & Development, Robert D. Crouch, 48, Vice President--Sales and Marketing, Robert M. Oates, 54, Vice President--Engineering, Daniel J. Bevevino, 36, Vice President and Chief Financial Officer and Steven P. Fulton, 37, Vice President, Human Resources and General Counsel.

     Dr. Zdrojkowski assumed the position of Vice President--Research and Development in late 1990. Prior to 1990 Dr. Zdrojkowski was Vice President--Engineering for the Company since 1987 and held that position from 1977 to 1985 as well. From 1985 to 1987 he was Product Development Manager. Dr. Zdrojkowski joined the Company in 1977 and has worked on the design, development and manufacturing of most of the Company's products and the transfer of technology to Respironics (HK) Limited. Prior to joining the Company, he worked as a consultant for various companies assisting in the design of new medical products.

     Mr. Crouch joined the Company as Director of Sales and Marketing in January 1989. He was promoted to Vice President Sales and Marketing in May 1989. From 1986 to 1989, Mr. Crouch worked as a consultant for various companies on administrative and governmental affairs issues. From 1985 to 1986, he was employed by Cryogenic Associates, serving as Executive Vice President and later President. From 1983 to 1985, Mr. Crouch was President, Chief Executive Officer and Chairman of the Board of BetaMed Pharmaceuticals.

     Mr. Oates joined the Company as Vice President--Engineering in July 1992. From 1982 to July 1992, he was employed by Westinghouse Electric Company Science & Technology Center, serving as the Manager of Communication Systems, Sensor Development and Electo-optic Systems.

     Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. From 1990 to 1994 Mr. Bevevino served as Controller. In November of 1994, Mr. Bevevino was elected Chief Financial Officer and in May 1996 was also elected Vice President. Immediately prior to his affiliation with the Company, Mr. Bevevino--a Certified Public Accountant--spent five years with the international accounting firm of Ernst & Young.

     Mr. Fulton joined the Company on a part time basis in May 1995 serving as General Counsel. In January 1996 his role was expanded to full time status.
On October 8, 1996, Mr. Fulton was also elected Vice President, Human Resources. Prior to joining the Company, Mr. Fulton was a partner in the Pittsburgh law firm of Reed Smith Shaw & McClay. He joined the law firm in May 1984. Prior to this employment, he served briefly in an engineering capacity for Westinghouse Electric Corporation.

                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

     Decisions regarding compensation of the Company's executives generally are made based on recommendations by the Compensation Committee, which is composed of three independent outside directors. All decisions of the Compensation Committee relating to compensation of the Company's executive officers are reviewed and approved by the full Board. Set forth below is a report submitted by Dr. Cotter and Messrs. Hardie and Lawyer (the members of the Compensation Committee at the relevant time during fiscal year 1996) in their capacity as members of the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 1996 as they affected executive officers of the Company, including Mr. Meteny, the President and Chief Executive Officer, and Messrs. McGinnis, Crouch, Oates and Zdrojkowski, the four executive officers other than Mr. Meteny who were, for fiscal year 1996, the Company's most highly compensated executives.

COMPENSATION

     The Company's executive and key employee compensation program consists of a base salary component, a component providing the potential for an annual profit sharing bonus based on overall Company performance as well as individual performance, and a component providing the opportunity to earn stock options linking the employee's long-term financial success to that of the Company's stockholders.

  Cash Compensation

     Officers are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. Companies are selected based on products marketed, customers and markets served, geographic distribution, manufacturing locations and complexity of operations (which involves several factors, with sales revenue being a major factor) for those companies operating in the respiratory products market. In addition, the Company participates in and receives summary compensation survey information from the Health Industry Manufacturers Association ("HIMA"), which surveyed 55 HIMA member companies in 1995.

     The methodology used to determine guidelines for compensation was a matching of each executive's responsibilities to a comparable position described in the HIMA survey. Based on this matching, each executive's salary was compared to the corresponding salary range of comparable executives in the HIMA survey. Then, an appropriate salary range (e.g., 25th percentile, median, 75th percentile) was selected based on the comparison of the executive's responsibilities to those of the comparable position in the HIMA survey. The comparable companies operating in the respiratory market and other data were then examined for reasonableness on a position-by-position basis. Salaries were established based on the performance of the executive given his responsibilities within a specific position and the relationship of the current salary to the appropriate percentile of the HIMA survey for the most comparable position available within the survey.

     The primary level of compensation is based on a combination of years of experience and performance. An officer's performance is based on how well he meets objectives set by his supervisor through a Company-wide process of stating objectives for each associate (employee), insuring compatibility of objectives among associates, reviewing performance against objectives and recognizing the accomplishment of these objectives. The Board of Directors establishes and reviews the objectives of the Chairman of the Board, and the Board also assesses the Chairman's performance compared to these objectives. The salary of all officers is reviewed annually in November, with the amount of the increases (which take effect the following February) based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. The relative weight of each of these factors in determining salary increases varies for each annual salary determination. There is no fixed weighting. However, in the past, the factors which have generally had the greatest influence on salary increases have been (in decreasing significance) Company performance, individual performance, marketplace trends in compensation and general economic conditions.

     In fiscal year 1996 the Compensation Committee recommended and the Board approved a base salary increase for Mr. Meteny of 12% considering the foregoing factors. It also recommended and the Board approved a 12% increase in base salary for Mr. Crouch based on the above mentioned factors. In the case of Mr. McGinnis, who became Chairman of the Board of Directors in 1994 and spends not less than two-thirds of his working time on Company matters, the Committee recommended and the Board approved no change in base salary. See "Executive Compensation--Employment Agreements and Other Transactions."

     In the case of Dr. Zdrojkowski, his base salary remained at the same level as approved by the Board after consultation with the Committee. His compensation increased because of increased royalty payments made to him under his Employment Agreement, which payments were at the same rates, but on greater amounts of covered sales. In the case of Mr. Oates, the Committee recommended and the Board approved no change in base salary.

  Profit Sharing Bonus

     The second compensation component is a Company-wide profit sharing program under the Company's Profit Sharing Bonus Plan. Bonuses are primarily based on the Company's annual financial performance and secondarily on the performance of the individual. Bonuses under this program generally range from zero to 50% of base salary. The measures of annual financial performance used in determining the amount of bonuses include sales growth, earnings growth and net income as a percentage of sales. Based on these factors, profit sharing bonuses were accrued for fiscal year 1996 for the named officers in the amounts set forth in the Summary Compensation Table above.

  Stock Options

     The third major component of the officer's compensation consists of stock options. The primary purpose of granting stock options is to link the officers' financial success to that of the stockholders of the Company. The exercise price of stock options is determined by the Compensation Committee at the time the option is granted, but may not be less than the fair market value of the Company's Common Stock as of the date of grant. Options become exercisable commencing a minimum of six months from the date of grant and are exercisable for a maximum period of 10 years, as determined by the Compensation Committee.

     The Compensation Committee awarded stock options to 87 of the Company's employees during fiscal year 1996. No stock options were granted to any named officer during fiscal year 1996.

CEO COMPENSATION

     The following factors constitute the basis for the compensation paid to Mr. Meteny, the Company's Chief Executive Officer ("CEO"), during fiscal year 1996; his responsibilities as the Company's CEO; the Company's ability to achieve its objectives for revenue and earnings growth and its objectives for long-term growth; the salaries paid to other CEO's of comparable companies as reported in the HIMA survey; and Mr. Meteny's experience compared to the CEO's of comparable companies in the HIMA survey. As indicated in the Summary Compensation Table, Mr. Meteny was awarded a bonus for fiscal year 1996 of $130,898, which amount included an additional bonus (outside of the Plan) for his outstanding effort and performance in the successful completion of the Company's March 1996 public offering.

          Compensation Committee of the Company's Board of Directors:

                          Douglas A. Cotter, Chairman
                                James H. Hardie
                                Joseph C. Lawyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Securities and Exchange Commission's rules relating to the disclosure of executive compensation require that the Proxy Statement include certain information about "insider" participation on compensation committees and about specific kinds of "interlocking" relationships between the compensation committees of different companies, under the foregoing caption.

     The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above under "Board of Directors and Committees of the Board." During fiscal year 1996, the Committee consisted of Dr. Cotter (Chairman) and Messrs. Lawyer and Hardie, with Mr. Jones replacing Mr. Hardie as a member of the Committee in August 1996. Mr. Hardie is a partner in the law firm which has provided legal services to the Company since 1988 and which is expected to provide legal services to the Company in the future.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.


     All Forms 3, 4, and 5 have been filed within the guidelines of the Commission during fiscal year 1995 with the exception of the Forms 4 filed by James Hardie, Gerald McGinnis, Dennis Meteny, Robert Oates, Bernard Zau and Ronald Zdrojkowski, each in connection with shares sold as part of the Company's March 1996 public offering, which were filed on April 23, 1996. In making this disclosure, the Company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the Commission.

PERFORMANCE GRAPH

     The following graph shows a five year comparison of cumulative total returns for the Company, the NASDAQ Market Index and the Standard & Poor's Medical Products and Supplies Index ("Hlthcare-500"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1991, and that all dividends were reinvested.

                             [GRAPH APPEARS HERE]

                                                          FISCAL YEAR ENDED JUNE 30
                                       ----------------------------------------------------------------
                                         1991       1992       1993       1994       1995       1996
                                       ----------------------------------------------------------------
Respironics, Inc.....................  $  100.00  $  156.34  $  244.41  $  327.08  $  242.60  $  409.75
NASDAQ...............................  $  100.00  $  120.13  $  151.08  $  152.52  $  203.59  $  261.43
Hlth care-500........................  $  100.00  $  114.19  $  130.39  $  106.95  $  103.10  $  158.18

                                                        Dorita A. Pishko
                                                          Secretary

October 18, 1996

                                                                       EXHIBIT A

                 PROPOSED AMENDMENTS TO THE COMPANY'S RESTATED
                          CERTIFICATE OF INCORPORATION

AMENDMENT INCREASING NUMBER OF AUTHORIZED SHARES:

     FOURTH: The total number of shares of stock which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock par value $.01 per share.

AMENDMENT RELATING TO THE PROHIBITION OF SHAREHOLDER ACTION BY WRITTEN CONSENT:

     TWELFTH: All actions taken by shareholders shall be taken only at an annual or special meeting of shareholders. No action by shareholders may be taken by written consent or otherwise without a meeting.

                                                                       EXHIBIT B

                      PROPOSED AMENDMENTS TO THE COMPANY'S
                 1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                               RESPIRONICS, INC.

       First Amendment to 1991 Non-Employee Directors' Stock Option Plan

     The 1991 Non-Employee Directors' Stock Option Plan (the "Plan") of Respironics, Inc. (the "Company") is amended as follows:

                                  INTRODUCTION

     As of July 31, 1996 the aggregate remaining number of shares of Common Stock as to which grants of stock options may be made under the Plan is 27,400. As a result of stock splits and distributions the number of shares of Common Stock which are to be granted each year to each non-employee Director of the Company is 5,100 shares.

                             AMENDMENT TO SECTION 2

     Effective as of the date of the Annual Meeting of Shareholders of the Company in 1996, the number of shares of Common Stock which may be issued under the Plan and as to which grants of stock options may be made is increased by 100,000 shares.

                             AMENDMENT TO SECTION 3

     Effective as of the date of the Annual Meeting of Shareholders of the Company in 1996, the number of shares of Common Stock as to which options are granted each year under the Plan to each non-employee Director shall be 5,100 subject to adjustment and substitution as set forth in Section 5.

                             AMENDMENT TO SECTION 4

     Section 4 of the Plan is amended by revising Section 4(E)(i) to read as follows: (i) If a grantee ceases to be a Director of the Company for any reason other than resignation, removal for cause or death, any then outstanding stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to ceasing to be a Director) at any time prior to the expiration date of such stock option or within four years after the date the grantee ceases to be a Director, whichever is the shorter period, provided that, for purposes of determining when an outstanding stock option held by a grantee who ceases to be a Director of the Company shall be exercisable, the anniversary date of the grant of such option in the year in question shall be deemed to be the date immediately preceding the date on which the Annual Meeting of Shareholders of the Company is held in that year, and further provided that, in the case of a grantee who is disabled within the meaning of Section 22(e)(3) of the Code (a "Disabled Grantee"), any then outstanding stock option shall be exercisable in accordance with the provisions of the first sentence of Section 4(C) hereof whether or not exercisable by the grantee immediately prior to ceasing to be a Director;

                             AMENDMENT TO SECTION 5

     In the case of an adjustment in the number of shares of Common Stock set forth in Section 3 on account of a dividend or other distribution declared upon the Common Stock payable in shares of the Common Stock, the adjustment provided for in the first paragraph of Section 5 of the Plan may not be given any or only limited effect with respect to awards subsequent to the date of the adjustment if the Board of Directors' of the Company should determine at the time of such dividend or other distribution that no or a specified limited adjustment would be more appropriate for purposes of the Plan. Similarly the adjustment provided for in the second paragraph of Section 5 of the Plan may be given a specified limited effect if the Board of Directors of the Company should determine at the time of the transaction otherwise occasioning such adjustment such specified limited affect would be more appropriate for purposes of the Plan.

                           ADDITION OF NEW SECTION 9

     There shall be added to the Plan a new Section which shall read as follows:

                                   SECTION 9
                      ADDITIONAL RIGHTS IN CERTAIN EVENTS

(A)  DEFINITIONS

     For purposes of this Section 9, the following terms shall have the following meanings:

     (1) The term "Person" shall be used as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act".)

     (2) Beneficial Ownership shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on August 1, 1996.

     (3) "Voting Shares" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect directors by a separate class vote); and a specified percentage of "Voting Power" of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect Directors by a separate class vote).

     (4) "Tender Offer" shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any Subsidiary), whether or not such offer is approved or opposed by the Board.

     (5) "Section 9 Event" shall mean the date upon which any of the following events occurs:

        (a) The Company acquires actual knowledge that any Person other than the Company, a Subsidiary or any employee benefit plan(s) sponsored by the Company has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company; or

        (b) A Tender Offer is made to acquire securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company; or

        (c) A solicitation subject to Rule 14a-11 under the 1934 Act (or any successor Rule) relating to the election or removal of 50% or more of the members of any class of the Board shall be made by any person other than the Company; or

        (d) The shareholders of the Company shall approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring operation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Company immediately prior to the transaction;

provided, however, that (i) if securities beneficially owned by a grantee are included in determining the Beneficial Ownership of a Person referred to in paragraph 5(a), (ii) a grantee is required to be named pursuant to Item 2 of the
Schedule 14D-1 (or any similar successor filing requirement) required to filed by the bidder making a Tender Offering referred to in paragraph 5(b) or (iii) if a grantee is a "participant" as defined in 14a-11 under the 1934 Act (or any successor Rule) in a solicitation (other than a solicitation by the Company) referred to in paragraph 5(c), then no Section 9 Event with respect to such grantee shall be deemed to have occurred by reason of such event.

(B)  ACCELERATION OF THE EXERCISE DATE OF STOCK OPTION

     Notwithstanding any other provision contained in the Plan, in case any "Section 9 Event" occurs all outstanding stock options under the Plan shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

                              RESPIRONICS, INC.
                             1001 Murry Ridge Dr.
                            Murrysville, PA 16668

              Annual Meeting of Shareholders, November 20, 1996

  Gerald E. McGinnis, Dennis S. Meteny and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at the Union Trust Building, in the Auditorium, at 501 Grant Street, Pittsburgh, Pennsylvania, on November 20, 1996, and at any adjourment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before this meeting.


                         (Continued on reverse side)



                          /\ FOLD AND DETACT HERE /\

Unless you attend and vote in person, you MUST sign and return your proxy in order to have your shares voted at the meeting.

                                                             Please mark
                                                             your votes as [X]
                                                             indicated on
                                                             this example

1. Election of Directors.
   NOMINEES: Daniel P. Barry, Donald H. Jones, Candace Littell

    FOR all nominees                WITHHOLD
   (listed above except            AUTHORITY
    is marked to the            to vote for all
        contrary)            nominees listed above

           [_]                        [_]


(Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

---------------------------------------------------


                                                           FOR   AGAINST ABSTAIN
2. Amendment to the Company's Certificate of Incorporation [_]     [_]     [_]
   to increase the number of authorized shares of the Company's common stock to 100,000,000.

                                                           FOR   AGAINST ABSTAIN
3. Amendments to Certificate of Incorporation and          [_]     [_]     [_]
   By-Laws regarding elimination of shareholder action by written consent.

                                                           FOR   AGAINST ABSTAIN
4. Amendments to the 1991 Non-Employee Directors'          [_]     [_]     [_]
   Stock Option Plan.

                                                           FOR   AGAINST ABSTAIN
5. To ratify the selection of Ernst & Young LLP as         [_]     [_]     [_]
   Independent public accoutants for the fiscal year ending June 30, 1997.

This proxy is solicited on behalf of the Board of Directors and will be voted as specified. A vote FOR the election of nominees listed includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Date:                                        , 1996
     ----------------------------------------

---------------------------------------------------

---------------------------------------------------
Shareholder(s) signature should correspond to the name(s) shown hereon. (Executors, Administrators, Trustees, etc. should so indicate when signing.)


PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY!


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